                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1 )*


                          United Leisure Corporation
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                               (Name of Issuer)

                    Common Stock, par value $.01 per share
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                        (Title of Class of Securities)

                                  910776 103
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                                (CUSIP Number)

                               January 13, 2000
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            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                              [ ]  Rule 13d-1(b)
                              [X]  Rule 13d-1(c)
                              [ ]  Rule 13d-1(d)

  * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






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CUSIP NO. 910776 103
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1      NAME OF REPORTING PERSONS
       IRS IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

       Bural Inc.
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2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]
                                                                 (b)   [ ]
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3      SEC USE ONLY

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4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Panama
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                                     5   SOLE VOTING POWER

                                         1,048,500

|                                    6   SHARED VOTING POWER
|
|        NUMBER OF                       0
|         SHARES
|      BENEFICIALLY                  7   SOLE DISPOSITIVE POWER
|        OWNED BY
|          EACH                          1,048,500
|    REPORTING PERSON
|          WITH                      8   SHARED DISPOSITIVE POWER
|_________________________
                                         0

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9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,048,500
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10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]

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11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.27%
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12     TYPE OF REPORTING PERSON*

       CO
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CUSIP NO. 910776 103

Item 1.

     (a)  NAME OF ISSUER

          United Leisure Corporation

     (2)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

          1990 Westwood Boulevard
          Los Angeles, California 90025

Item 2.

     (a)  NAME OF PERSON FILING

          Bural Inc.

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

          c/o Dr. Hans-Ulrich Stucki, Talacker 50, 8001 Zurich, Switzerland

     (c)  CITIZENSHIP

          Panama

     (d)  TITLE OF CLASS OF SECURITIES

          This filing is made with regard to Common Stock, par value $.01 per share, of United Leisure Corporation (the "Common Stock").

     (e)  CUSIP NUMBER

          910776 103

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ]  Broker or dealer registered under section 15 of the Act.

     (a)  [ ]  Bank as defined in section 3(a)(6) of the Act.

     (c)  [ ]  Insurance company as defined in section 3(a)(19) of the Act.

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940.

     (e) [ ] An investment advisor in accordance with section 240 13d-1(b)(1)(ii)(E).

     (f)  [ ]  An employee benefit plan or endowment fund in accordance with section 240 13d-1(b)(1)(ii)(F).

     (g)  [ ]  A parent holding company or control person in accordance with section 240 13d-1(b)(ii)(G).

     (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act.

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940.

     (j)  [ ]  Group, in accordance with Section 240 13d-1(b)(1)(ii)(J).



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Item 4.   OWNERSHIP

     (a)  AMOUNT BENEFICIALLY OWNED:

          1,048,500 shares

     (b)  PERCENT OF CLASS:

          5.27%

     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)    SOLE POWER TO VOTE OR DIRECT THE VOTE:  1,048,500

          (ii)   SHARED POWER TO VOTE OR DIRECT THE VOTE: - 0 -

          (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                 1,048,500

          (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  - 0 -

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable.

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable.

Item 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
          ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable.









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Item 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: September 26, 2000            /s/ Dr. Hans-Ulrich Stucki
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                                                 Signature


                                         Dr. Hans-Ulrich Stucki Attorney-in-fact
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                                         Name / Title














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